Exhibit 4.1

                FIRST MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT

                    OF LEASES AND RENTS AND FIXTURE FILING

                                      BY


                            NEW VALLEY CORPORATION

                            A NEW YORK CORPORATION

                                 AS MORTGAGOR

                                     AND

                            JARED ASSOCIATES, L.P.

                       A NEW JERSEY LIMITED PARTNERSHIP

                                 AS MORTGAGEE


                         DATED AS OF JANUARY 10, 1996

                                  Premises:

                                  Westgate I
                            477 Martinsville Road
                        Bernards Township, New Jersey





Prepared by, and when recorded return to:

Schulte Roth & Zabel
900 Third Avenue
New York, New York  10022
Attention:  Michael J. Feinman, Esq.

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----

1.       Payment of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

2.       Title to the Mortgaged Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

3.       Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

4.       Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

5.       Payment of Taxes, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

6.       No Alterations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

7.       Interest on Insurance Proceeds and Condemnation Awards . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

8.       Certificates of Amount Due . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

9.       Impositions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

10.      Changes in Method of Taxation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

11.      Expenses of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

12.      Maintenance and Repair; Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

13.      Condemnation Awards  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

14.      Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

15.      Leases and Assignment of Rents, Issues and Profits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

16.      Suits without Foreclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

17.      Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

18.      Restrictive Covenants; Transfers of Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

19.      Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

20.      Remedies Upon Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

21.      Remedies Cumulative; No Waivers, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

22.      Revenue Stamps . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

23.      Performance by Mortgagee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

24.      Financial Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

25.      Security Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

26.      Incorporation of the Note by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26


27.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

28.      No Oral Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

29.      Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

30.      Subordinate Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

31.      Due on Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

32.      Environmental Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

33.      Discharge of Mortgage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

34.      Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

35.      No Unlawful Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

36.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

37.      Exculpation Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

38.      Existing Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32


                      FIRST MORTGAGE, SECURITY AGREEMENT,
                         ASSIGNMENT OF LEASES AND RENTS
                               AND FIXTURE FILING

                                 (Westgate I)

                 FIRST MORTGAGE, SECURITY AGREEMENT ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING (THIS "MORTGAGE"), made as of the 10th day of January, 1996 by NEW VALLEY CORPORATION, a New York, corporation, having an office at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131 ("MORTGAGOR") in favor of JARED ASSOCIATES, L.P., a New Jersey limited partnership, with an address c/o Bellemead Development Corporation, 280 Corporate Center, 4 Becker Farm Road, Roseland, New Jersey 07068 ("MORTGAGEE").

                              W I T N E S S E T H:

                 WHEREAS, Mortgagor has executed and delivered to Mortgagee its secured promissory note (the "NOTE") bearing even date herewith (but effective as of January 1, 1996) wherein Mortgagor promises to pay to Mortgagee the principal sum of FORTY-FOUR MILLION SIXTY-FOUR THOUSAND ($44,064,000.00) lawful money of the United States of America, with interest thereon at the rate therein set forth, said principal and interest to be paid in installments as therein provided.

                 NOW, THEREFORE, in order to further secure the payment of the
Note in accordance with the terms thereof, and all extensions and modifications thereof, and the performance and observance of each term, covenant and condition contained in the Note and in this Mortgage, and payment of all sums payable by Mortgagor to Mortgagee as provided in this Mortgage and all other documents executed by Mortgagor in favor of Mortgagee in connection herewith (collectively with the Note and Mortgage, the "LOAN DOCUMENTS"), and for other good and valuable consideration, Mortgagor does hereby give, grant, bargain, sell, and mortgage, alien, enfeoff, convey, grant a security interest in, and, confirm to Mortgagee and its successors and assigns Mortgagor's fee estate in and to that certain lot or parcel of land (the "LAND") situated in the Township of Bernards, County of Somerset and State of New Jersey more particularly described in EXHIBIT A attached hereto and made a part hereof free from any prior liens and encumbrances except as set forth on EXHIBIT B hereto and made a part hereof (the "PERMITTED ENCUMBRANCES").

                 TOGETHER WITH all of the structures, buildings and improvements of every kind and description now situated on or hereafter to be erected on the Land (the "IMPROVEMENTS");

                 TOGETHER with all the right, title and interest of Mortgagor in and to the land lying in the streets and roads adjoining the Land or any part thereof;

                 TOGETHER with all leases of the Land or the Improvements, or any part thereof, now existing or hereafter entered into by or on behalf of Mortgagor or any successor and all rents, issues, profits and other rights and benefits derived or to be derived therefrom, including without limitation, all guarantees thereof, all security deposits made by the tenants thereunder, and all of Mortgagor's right, title and interest in any subleases and underlettings of the Land and any security deposits made by the subtenants or undertenants with respect thereto (the "LEASES");

                 TOGETHER with all right, title and interest of Mortgagor in and to all machinery, apparatus, equipment, fittings, fixtures, furniture, furnishings and articles of personal property of every kind and nature whatsoever, now or hereafter located in the Improvements or upon the Land, or any part thereof, and used or usable in connection with the present use of the Improvements or any other future occupancy or use of the Improvements (hereinafter called "EQUIPMENT"), including, but without limiting the generality of the foregoing, all heating, lighting, loading, unloading, landscaping, engines, pipes, pumps, tanks, motors, conduits, switchboards, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating and communications apparatus, air cooling and air conditioning apparatus, elevators, escalators, ducts and compressors, cleaning equipment and supplies, and all right, title and interest of Mortgagor in and to any Equipment which may be subject to any security agreements (as defined in the Uniform Commercial Code of the State of New Jersey (the "UNIFORM COMMERCIAL CODE") and hereinafter called "SECURITY AGREEMENTS") superior in lien to the lien of this Mortgage; and Mortgagor agrees to execute and deliver, from time to time, such further instruments (including further Security Agreements) as may be reasonably requested by Mortgagee to confirm the lien of this mortgage on any Equipment;

                 TOGETHER with right, title and interest of Mortgagor in and to all tax refunds, contract rights, general intangibles (as such term is defined in the Uniform Commercial Code), and all rents and profits derived or to be derived from oil, gas and mineral interests in and to the Land; and

                 TOGETHER with all awards or payments, including interest thereon, heretofore and hereafter made to Mortgagor for the taking by eminent domain of the whole or any part of the Land or Improvements, or the use thereof, or any easement therein, including any awards or payments for changes of grade of streets or any other injury to or decrease in the value of the Mortgaged Property (as hereinafter defined), which said awards and payments are hereby assigned to Mortgagee, who is hereby authorized to collect and receive the proceeds thereof and to give proper receipts and acquittance therefor, and, subject to the terms and conditions of this Mortgage, to apply the same as provided in this Mortgage toward the payment of the indebtedness at any time secured hereby, notwithstanding the fact that the amount thereof may not then be due and payable and toward the reasonable counsel fees, costs and disbursements incurred by Mortgagee in connection with the collection of such awards or payments and toward the payment of the indebtedness at any time secured hereby, notwithstanding the fact that the amount thereof may not then be due and payable; and Mortgagor hereby agrees, upon request, to make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning said awards or payments to Mortgagee, free, clear and discharged of any encumbrances of any kind or nature whatsoever created by Mortgagor.

                 ALL of the foregoing real and personal property and rights and interests in property and awards are herein collectively referred to as the "MORTGAGED PROPERTY".

                 AND Mortgagor covenants that it is lawfully seized in fee of the Land and Improvements, that it has good right, full power and lawful authority to make the conveyances made herein, and that, subject to the Permitted Encumbrances, it will warrant and forever defend the title thereto against the lawful claims of any and all persons whomsoever.

                 AND Mortgagor hereby certifies that there are no offsets, defenses or counterclaims to this Mortgage, or to the Note or to the indebtedness evidenced and secured hereby and thereby.

                 AND at all times until the entire unpaid principal indebtedness of the Note, including all sums now or hereafter due Mortgagee under the terms hereof and the Note are fully paid, together with interest thereon, Mortgagor further covenants with Mortgagee as follows:

                 1. PAYMENT OF INDEBTEDNESS. The Mortgagor will pay the indebtedness secured by this Mortgage in accordance with the terms of the Note and this Mortgage.

                 2. TITLE TO THE MORTGAGED PROPERTY. Mortgagor warrants that it has good and marketable title to an indefeasible fee estate in the Mortgaged Property subject to no lien, charge or encumbrance except for the Permitted Encumbrances; and that this Mortgage is and will remain a valid and enforceable first priority mortgage lien on the Mortgaged Property. Mortgagor will preserve such title and will forever warrant and defend the same to Mortgagee and will forever warrant and defend the validity and priority of the lien hereof against the claims of all persons and parties whomever. Mortgagor has full power and lawful authority to mortgage the Mortgaged Property in the manner and form herein done or intended to be done.

                 3. FURTHER ASSURANCES. (a) Mortgagor will, at the cost of Mortgagor, and without expense to Mortgagee, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the Mortgaged Property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage. Mortgagor hereby authorizes Mortgagee to execute in the name of Mortgagor to the extent it may lawfully do so, one or more financing statements and/or continuation statements to perfect the lien hereof upon the Mortgaged Property or any portion hereof.

                 (b) Mortgagor forthwith upon the execution and delivery of this Mortgage, and thereafter from time to time, will cause this Mortgage to be recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and protect the lien hereof upon, and the interest of Mortgagee in, the Mortgaged Property.

                 4. INSURANCE. (a) Mortgagor shall obtain and maintain at all times throughout the term of this Mortgage the following insurance in amounts, with deductibles and with companies reasonably satisfactory to Mortgagee from time to time: (i) comprehensive general public liability insurance covering all operations of Mortgagor; (ii) "all-risk" fire and extended coverage hazard insurance (together with vandalism and malicious mischief endorsements) in an aggregate amount not less than 100% of the full insurable replacement value of the Mortgaged Property (excluding foundations, footings, roads, parking areas, paths, walkways and like improvements), including coverage for loss of contents owned by Mortgagor; (iii) during the course of any construction, reconstruction, remodeling or repair of improvements on the Mortgaged Property, builders' all-risk extended coverage insurance in amounts based upon the completed replacement value of the improvements (excluding foundations, footings, roads, parking areas, paths, walkways and like improvements), including coverage for loss of contents and endorsed to provide that occupancy by any person shall not void such coverage;
(iv) if the Mortgaged Property is required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, as the same has been or may hereafter be amended or modified (and any successor act thereto), or pursuant to any other municipal, county, state of federal statute, ordinance, rule or regulation, flood insurance in an amount at least equal to the lesser of the outstanding principal balance of this Mortgage or the maximum limit of coverage available; (v) insurance which complies with the workers' compensation and employers' liability laws of all states in which Mortgagor shall have employees who render services in connection with the Mortgaged Property; (vi) business interruption and/or rental loss insurance sufficient to pay, for a period of not less than twelve (12) months gross income from the Mortgaged Property; (vii) boiler and machinery insurance covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating, air conditioning and elevator equipment in such amounts as Mortgagee shall reasonably require from time to time, provided that the Mortgaged Property contains equipment of such nature; and (viii) such other insurance as Mortgagee may reasonably require and that are customarily obtained for similar properties, including, without limitation, environmental liability insurance.

                 (b) Each insurance policy required under this Article shall be written by an insurance company authorized or licensed to do business in New Jersey having an Alfred M. Best Company, Inc. rating of A or higher and a financial size category of not less than VII, and shall be on such forms and written by such companies as shall be reasonably approved by Mortgagee. Each insurance policy providing insurance against loss or damage to property, business interruption or rent loss shall be written or endorsed so as to (i) name Mortgagee as mortgagee under a New Jersey standard mortgagee or secured party endorsement, as the case may be, or its equivalent; and (ii) make all losses payable directly to Mortgagee, without contribution. Each insurance policy providing public liability coverage shall be written and endorsed so as to name Mortgagee as a certificate holder with thirty (30) days prior written notice of cancellation. Each insurance policy required under this Article shall contain a provision (i) requiring the insurer to notify Mortgagee, in writing and at least thirty (30) days in advance, of any cancellation or material change in the policy; (ii) waiving all rights of setoff, counterclaim, deduction or subrogation against Mortgagor; and (iii) excluding Mortgagee from the operation of any coinsurance clause. At least thirty (30) days prior to the expiration of any insurance policy, Mortgagor shall furnish evidence satisfactory to Mortgagee that such policy has been renewed or replaced or is no longer required by this Article.

                 (c) In the event Mortgagor fails to keep the Mortgaged Property insured in compliance with this Article, Mortgagee may, after prior written notice to Mortgagor (unless an Event of Default has occurred and is continuing), obtain insurance and pay the premiums therefor and Mortgagor shall, on demand, reimburse Mortgagee for all sums advanced and expenses incurred in connection therewith together with interest thereon at the Default Rate (defined in the Note). The policy or policies of such insurance shall be delivered to Mortgagee. The Mortgagor shall give Mortgagee prompt notice of any loss covered by such insurance and Mortgagee shall have the right to join Mortgagor in adjusting any loss in excess of $250,000. Except as hereinafter set forth, any moneys received as payment for any loss under any such insurance shall be paid over to Mortgagee to be applied at the sole option of Mortgagee either to the prepayment of the Note, without premium, and/or to the reimbursement of Mortgagor for expenses incurred by it in the collection of the insurance proceeds and/or to the restoration of the Mortgaged Property. If (i) in the reasonable opinion of Mortgagee, the Mortgaged Property may be restored to a size and character substantially similar to that which existed prior to the casualty in respect of which insurance proceeds were received, or (ii) as a result of zoning laws, building codes or substantially similar governmental requirements, the Mortgaged Property may only be restored to a size smaller than that which existed prior to the casualty but, in the reasonable opinion of Mortgagee, based on (A) tenants who have agreed or are obligated to remain in place after the restoration, and (B) the estimated excess insurance proceeds that will remain after the restoration of such smaller building and which will be applied in reduction of the Note, such smaller building (an "ECONOMICALLY VIABLE SMALLER BUILDING") will have a character substantially similar to the pre-existing building and upon restoration will generate revenues sufficient to sustain a debt service coverage ratio not less than that which existed prior to the casualty, Mortgagee shall hold the net insurance proceeds (after reimbursement of Mortgagee for the expenses of collection), for the payment for the restoration of the Mortgaged Property and shall reimburse Mortgagor from time to time out of such net insurance proceeds for expenses incurred by Mortgagor in the restoration of the Mortgaged Property upon the written request of Mortgagor, accompanied by the following:

                 (i) A certificate signed by the chief financial officer of Mortgagor dated not more than 30 days prior to such request, setting forth the following:

                 (A) That Mortgagor has promptly commenced the restoration of the Mortgaged Property and is diligently proceeding therewith;

                 (B) That said restoration, to the extent performed, has been satisfactorily accomplished substantially in accordance with plans and specifications approved by Mortgagee and in compliance with all applicable requirements of law;

                 (C) That the sum then requested either has been paid by Mortgagor, or is justly due to contractors, subcontractors, materialmen, or other persons who have rendered services or furnished materials for the restoration therein specified, the names and addresses of such persons, a brief description of such services and materials, the several amounts so paid or due to each of said persons in respect thereof, that no part of such expenditures has been or is being made the basis, in any previous or then pending request, for the withdrawal of insurance money or has been made out of the proceeds of insurance received by Mortgagor, and that, to the best of its knowledge after appropriate inquiry, the sum then requested does not exceed the value of the services and materials described in the certificate;

                 (D) That, except for the amount stated in such certificate, there is no outstanding indebtedness which is then due in connection with the restoration of the Mortgaged Property;

                 (E) That the cost, as estimated by the persons signing such certificate, of the restoration required to be done subsequent to the date of such certificate in order to complete the same does not exceed the insurance plus any other money deposited by Mortgagor to defray such expense and remaining in the hands of Mortgagee after payment of the sum requested in such certificate.

                                  (ii)     Such other proof as Mortgagee may
                 reasonably require that the statements contained in the certificate delivered under clause (i) above are true.

                                  (iii)    A title company or official search,
                 or other evidence reasonably satisfactory to Mortgagee, showing that there has not been filed, with respect to the Property, any lien which has not been discharged of record, except such as will be discharged upon payment of the sum requested in such certificate.

                 If the net insurance proceeds at any time available for such purpose shall be insufficient to pay the entire cost of the restoration, Mortgagee shall not be required to disburse the proceeds for the restoration of the Mortgaged Property unless Mortgagor has first paid over to Mortgagee, to be held with the insurance proceeds, the full amount of the deficiency. Upon receipt by Mortgagee of satisfactory evidence of the character required by clauses (i)-(iii) above, that the restoration has been completed and paid for in full and that there are no liens of the character referred to therein, then
(i) if the restoration related to an Economically Viable Smaller Building, the balance of the insurance proceeds held by Mortgagee shall be applied in reduction of the Note and the remaining payments thereunder shall be appropriately recomputed, and (ii) in all other cases, so long as no Event of Default or event which with the giving of notice or the passage of time would be an Event of Default (an "UNMATURED DEFAULT") shall have occurred and be continuing, any remaining balance of the insurance proceeds held by Mortgagee shall be paid to Mortgagor. If an Event of Default shall have occurred and be continuing, at the election of Mortgagee, such proceeds shall be applied to the then unpaid installments of principal due under the Note in the inverse order of their maturity, such that the regular payments thereunder shall not be reduced or altered in any manner. If an Unmatured Default shall exist, Mortgagee may continue to hold such proceeds until the Unmatured Default shall have been cured or shall have become an Event of Default.

                 (d) The Mortgagor shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Article 4, unless Mortgagee has approved such insurance which approval will not be unreasonably withheld or delayed, the insurance company and the form and content of the insurance policy, including, without limitation, the naming thereon of Mortgagee as a mortgagee, with loss payable to Mortgagee under a standard mortgage endorsement of the character above described. The Mortgagor shall immediately notify Mortgagee whenever any such separate insurance is taken out and shall promptly deliver to Mortgagee the policy or policies of such insurance or certificates thereof in accordance with the provisions of the Article.

                 5. PAYMENT OF TAXES, ETC. The Mortgagor shall pay any and all taxes, charges, excises and levies imposed upon Mortgagee by reason of its ownership of the Note or this Mortgage, other than income, franchise and doing business taxes, and shall pay all corporate stamp taxes and other taxes required to be paid on the Note. In the event Mortgagor fails to make such payment within five days after written notice thereof from Mortgagee, Mortgagee shall have the right to pay the amount due, and Mortgagor shall, on demand, reimburse Mortgagee for said amount together with interest at the Default Rate from the date that such sum is advanced to and including the date of reimbursement. The amount advanced by Mortgagee, together with the interest thereon, shall be part of the indebtedness secured hereby.

                 6. NO ALTERATIONS. Neither the Improvements nor any Equipment shall be removed, demolished or materially altered without the prior written consent of Mortgagee, except that Mortgagor may make non-structural tenant improvements, and Mortgagor may replace any part of the Equipment with articles of a value or utility at least equal to the replaced articles, and upon such replacement such new articles shall be subject to the lien created by the security agreement made a part of this Mortgage. By accepting this Mortgage, Mortgagee agrees not to unreasonably withhold its consent to alterations required to comply with law or to comply with Mortgagor's obligations under a permitted lease. All such replaced Equipment shall be free from any title retention, security agreement or other encumbrance in favor of any party other than Mortgagee.

                 7. INTEREST ON INSURANCE PROCEEDS AND CONDEMNATION AWARDS. At any time that Mortgagee shall have received any insurance proceeds or condemnation awards and shall be holding such proceeds or awards for disbursement for the rebuilding of the Mortgaged Property in accordance with the provisions of Section 4 or 13 of this Mortgage, as the case may be, then upon written request of Mortgagor, Mortgagee shall use its best efforts to invest temporarily any such proceeds or awards in short term United States government securities, certificates of deposit, banker's acceptances or other money market instruments, and the interest on such investments shall be applied in the same manner as the proceeds or awards in respect of which such interest was earned; provided, however, that Mortgagee shall not be required to make any such investment which would interfere with the timely application of such proceeds or awards in accordance with this Mortgage, and, provided, further, that Mortgagee shall not be required to make any investment which it deems to be insecure for any reason. For income tax purposes, interest, or other income arising out of any such investment shall be deemed received and reportable by Mortgagor and Mortgagor shall execute and deliver to Mortgagee appropriate tax reporting forms and information.

                 8. CERTIFICATES OF AMOUNT DUE. Each of Mortgagor and Mortgagee, within 10 days after request by the other party, will furnish a written statement, duly acknowledged, of the amount due on this Mortgage, the last date to which interest has been paid under the Note, whether any notices of default have been delivered or received by such party and remain in effect, whether to such party's knowledge any Events of Default or Unmatured Defaults (as hereinafter defined) exist and whether any known offsets or defenses exist against the indebtedness secured by this Mortgage.

                 9. IMPOSITIONS. The Mortgagor will pay when due all special assessments for local improvements, sewer rents, water rates, and real estate taxes or assessments, sales and use taxes or any other charges in lieu of or in substitution of real estate taxes or assessments from which the Mortgaged Property or any part thereof are not exempt. If Mortgagor shall default in the payment thereof, Mortgagee may after written notice to Mortgagor (which need not be given if an Event of Default or an Unmatured Default shall exist) pay any such special assessments, sewer rents, water rates, taxes, assessments and charges (the "Impositions"), and all such payments so made by Mortgagee shall be deemed to be due and payable to Mortgagee by Mortgagor, with interest at the Default Rate, immediately upon demand by Mortgagee and shall be an additional indebtedness secured by this Mortgage. Upon request of Mortgagee from time to time, Mortgagor shall deliver to Mortgagee receipts showing payment of all Impositions to the extent such receipts are obtainable. Notwithstanding the foregoing, if Mortgagor has instituted and is diligently prosecuting appropriate administrative or judicial action to contest such taxes and assessments, and if in the reasonable opinion of Mortgagee neither the Property nor the Land nor any part thereof is in danger of being forfeited or lost by a postponement of payment of such contested charge, then, in lieu of payment, pending a final determination of such proceedings, Mortgagor may furnish such surety bonds or other assurances as Mortgagee shall reasonably deem sufficient to assure the payment of such taxes, assessments or charges.

                 10. CHANGES IN METHOD OF TAXATION. In the event of the passage after the date hereof of any law of the State of New Jersey (or any other state) deducting from the value of the Mortgaged Property or the Land for the purposes of taxation any lien thereon, or changing in any way the laws for the taxation of mortgages or debts secured thereby for state or local purposes, or the manner of collection of any such taxes, and imposing a tax, either directly or indirectly, on mortgages or debts secured thereby, the holder of this Mortgage shall have the right to declare all sums due under this Mortgage to be due and payable on a date to be specified by not less than 30 days' written notice to be given to Mortgagor unless Mortgagor, if permitted by law and within such thirty (30) day period, shall assume as an obligation hereunder the payment of any taxes, costs and charges incurred by Mortgagee as a result thereof, until full payment of the indebtedness secured by this Mortgage.

                 11. EXPENSES OF LITIGATION. The Mortgagee shall have the right to appear in and defend any action or proceeding, in the name of and on behalf of Mortgagor, which Mortgagee, in its discretion, believes may adversely affect this Mortgage or its interest in the Mortgaged Property and Mortgagee shall also have the right to institute any action or proceeding which Mortgagee, in its discretion, believes should be brought to protect its interest in the Mortgaged Property or its rights hereunder. If any action or proceeding be commenced (except an action to foreclose this Mortgage or to collect the indebtedness secured hereby), to which action or proceeding Mortgagee is or becomes a party or in which it becomes necessary to defend or uphold the lien of this Mortgage, all expenses incurred by Mortgagee in connection with any such action or proceeding (including reasonable attorneys' fees and expenses) shall on notice and demand be paid by Mortgagor, together with interest thereon at the same rate of interest that is then payable under the Note, and shall be a lien on the Mortgaged Property prior to any right or title to, interest in or claim upon the Mortgaged Property subordinate to the lien of this Mortgage, and shall be secured by this Mortgage. To the extent permitted by law, Mortgagor agrees to bear and pay all out-of-pocket expenses (including reasonable attorneys' fees and expenses for legal services of every kind) of or incidental to the administration, modification or enforcement of any provision hereof, or the enforcement, compromise, or settlement of this Mortgage or the indebtedness secured hereby, and for the curing thereof, or defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise, and all such expenses incurred by Mortgagee shall be part of the indebtedness secured hereby.

                 12. MAINTENANCE AND REPAIR; MANAGEMENT. (a) Mortgagor will maintain the Improvements and the Land in good condition and repair, will not commit or suffer any waste thereof, and will comply with, or cause to be complied with, all statutes, ordinances and requirements of any governmental authority to which the Mortgaged Property or the Land are subject, except to the extent that Mortgagee has expressly agreed, pursuant to a certain Purchase and Sale Agreement dated the date hereof between Mortgagee and Jared Associates, L.P., as sellers, and Mortgagor, as purchaser, to be responsible for the costs of remedying violations which relate to conditions existing at the Mortgaged Property as of the date hereof, and are noted of record on the date hereof or within 90 days hereafter. Subject to the provisions of Section 12(c) below, the Mortgagor will promptly repair, restore, replace or rebuild any part of the Improvements or the Equipment now or hereafter subject to the lien of this Mortgage which may be damaged or destroyed by any casualty whatsoever, free from liens and encumbrances except the lien of this Mortgage. The failure of Mortgagor to pay any taxes or assessments assessed against the Mortgaged Property, or any installment thereof, or any premium payable with respect to any insurance policy covering the Mortgaged Property shall constitute waste.

                          (b)  Mortgagor will cause the Mortgaged Property to
be managed at all times by a manager affiliated with Mortgagor or with another manager reasonably satisfactory to Mortgagee, in either case on commercially reasonable arms' length terms.

                          (c)  Upon the occurrence of a casualty, if, in the
reasonable opinion of Mortgagee, the net insurance or condemnation proceeds are not sufficient to restore the Mortgaged Property to a size and character substantially similar to that which existed prior to the casualty or condemnation or to restore an Economically Viable Smaller Building, and Mortgagee shall notify Mortgagor in writing of its election to apply the net insurance or condemnation proceeds to the indebtedness secured by this Mortgage, then, within 30 days after the delivery of Mortgagee's notice, Mortgagor shall have the right to notify Mortgagee of its election to restore the Mortgaged Property to a size and character substantially similar to that which existed prior to the casualty or condemnation or to restore an Economically Viable Smaller Building with funds other than such net insurance or condemnation proceeds. If Mortgagor so elects to restore with funds other than the net insurance or condemnation proceeds, it shall commence the restoration within 30 days after notifying Mortgagee of its election, and shall diligently proceed to restore the Mortgaged Property to a size and character substantially to that which existed prior to the casualty or condemnation or to restore an Economically Viable Smaller Building. If Mortgagor shall not elect to restore within 30 days after the delivery of Mortgagor's notice, such non-election shall constitute an Event of Default hereunder, and Mortgagee shall have the right upon ten (10) days' written notice to Mortgagor, to accelerate the indebtedness secured by this Mortgage.

                 13. CONDEMNATION AWARDS. The Mortgagor, immediately upon obtaining knowledge of the institution of any proceedings for the condemnation or taking by eminent domain or purchase in lieu thereof (referred to herein collectively as "CONDEMNATION PROCEEDINGS") of the Mortgaged Property or any portion thereof, will notify Mortgagee of the pendency of such proceedings. The Mortgagee may participate in any such proceedings and Mortgagor from time to time will deliver to Mortgagee all instruments requested by it to permit such participation. In the event of such Condemnation Proceedings, the award or compensation payable is hereby assigned to and shall be paid to Mortgagee. The Mortgagor, upon request by Mortgagee, shall make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning the aforesaid awards and compensation to Mortgagee free and clear of any liens, charges or encumbrances of any kind or nature whatsoever. The Mortgagee shall be under no obligation to question the amount of any such award or compensation and may accept the same in the amount in which the same shall be paid. In any such Condemnation Proceedings Mortgagee may be represented by counsel selected by Mortgagee. Except as hereinafter set forth, the proceeds of any award or compensation so received shall at the option of Mortgagee either be applied, without premium, to the prepayment of the Note or be paid over to Mortgagor for restoration of the Mortgaged Property. The Mortgagee shall not be limited to the interest paid on the proceeds of any award or compensation, but shall be entitled to the payment of interest by Mortgagor at the rates provided for herein or in the Note. The Mortgagor will not enter into an agreement for the taking of the Mortgaged Property, or any part thereof, with anyone authorized to acquire the same by condemnation unless Mortgagee shall have consented thereto in writing. Notwithstanding anything contained in this Article to the contrary, if (i) in the reasonable opinion of Mortgagee, the Mortgaged Property may be restored to a size and character substantially similar to that existing prior to the condemnation or (ii) an Economically Viable Smaller Building may be restored, Mortgagee shall hold the award proceeds (after reimbursement to Mortgagee and Mortgagor for the reasonable expenses of collection, including reasonable attorneys' fees and expenses) to the extent reasonably estimated by Mortgagee to cover the cost of restoration (including all hard and soft cost contingencies, operating expenses and carrying charges of the Mortgaged Property), for payment of the restoration of the Improvements and, so long as no Event of Default or Unmatured Default shall have occurred and be continuing, shall reimburse Mortgagor from time to time out of such award proceeds for expenses incurred by Mortgagor in the restoration of the Improvements upon written request of Mortgagor accompanied by the following:

                          (i) A certificate signed by the chief financial officer of Mortgagor dated not more than 30 days prior to such request, setting forth the following:

                                  (A)      That Mortgagor has promptly
                          commenced the restoration of the Mortgaged Property and is diligently proceeding therewith;

                                  (B) That said restoration, to the extent performed, has been satisfactorily accomplished substantially in accordance with plans and specifications approved by Mortgagee and in compliance with all applicable requirements of law;

                                  (C)      That the sum then requested either
                          has been paid by Mortgagor, or is justly due to contractors, subcontractors, materialmen, or other persons who have rendered services or furnished materials for the restoration therein specified, the names and addresses of such persons, a brief description of such services and materials, the several amounts so paid or due to each of said persons in respect thereof, that no part of such expenditures has been or is being made the basis, in any previous or then pending request, for the withdrawal of award money or has been made out of the proceeds of the award received by Mortgagor, and that to the best knowledge of Mortgagor after appropriate inquiry the sum then requested does not exceed the value of the services and materials described in the certificate;

                                  (D)      That, except for the amount stated
                          in such certificate, there is no outstanding indebtedness which is then due in connection with the restoration of the Mortgaged Property;

                                  (E)      That the cost, as estimated by the
                          persons signing such certificate, of the restoration required to be done subsequent to the date of such certificate in order to complete the same does not exceed the award plus any other money deposited by Mortgagor to defray such expense and remaining in the hands of Mortgagee after payment of the sum requested in such certificate.

                                        (ii)    Such other proof as Mortgagee
                                  may reasonably require that the statements contained in the certificate delivered under clause (i) above are true.

                                        (iii)   A title company or official
                                  search, or other evidence satisfactory to Mortgagee, showing that there has not been filed, with respect to the Mortgaged

                                  Property, any lien which has not been
                                  discharged of record, except such as will be discharged upon payment of the sum requested in such certificate.

             If an Event of Default shall have occurred and be continuing, at the election of Mortgagee, the net condemnation proceeds shall be applied to the then obligations secured by this Mortgage in such order as Mortgagee shall elect, in its sole discretion. If an Unmatured Default shall exist, Mortgagee may continue to hold such proceeds until the Unmatured Default shall have been cured or shall have become an Event of Default.

             If the net award at the time available for the purpose, shall be insufficient to pay the entire cost of the restoration, Mortgagee shall not be required to use the proceeds for restoration unless Mortgagor has first paid over to Mortgagee, to be held with the net condemnation proceeds, the full amount of the deficiency.

             Upon receipt by Mortgagee of satisfactory evidence of the character required by clauses (i)-(iii) above, that the restoration has been completed and paid for in full and that there are no liens of the character referred to therein, any balance of the award money held by Mortgagee, and any portion of the award in excess of the amount held for restoration, shall be applied to the then principal due under the Note, and the regular payments thereunder shall be appropriately recomputed by Mortgagee.

             14. INSPECTION. The Mortgagee and any persons authorized by Mortgagee shall have the right to enter and inspect the Improvements at all reasonable times upon reasonable notice to Mortgagor.

             15. LEASES AND ASSIGNMENT OF RENTS, ISSUES AND PROFITS. (a) Mortgagor will not (i) execute an assignment of any lease affecting, or assignment of the rents or any part thereof from, the Mortgaged Property, or
(ii) except where the lessee is in default thereunder, terminate or consent to the cancellation or surrender of any lease of the Mortgaged Property, or of any part thereof, now existing or hereafter to be made, provided that any lease other than the existing leases to Federal Insurance Company and Prudential Insurance Company of America, as amended to date (the EXISTING LEASES') may be cancelled if promptly after the cancellation or surrender thereof a new lease is entered into with a new lessee having a credit standing, in the judgment of Mortgagee reasonably satisfactory to Mortgagee, on substantially the same terms as the terminated or cancelled lease, or (iii) execute any new lease of all or a portion of the Mortgaged Property except on arms' length terms reasonably satisfactory to Mortgagee, or (iv) further amend or modify (A) the Existing Leases, or (B) any future lease affecting the Mortgaged Property except, in the case of clause (B), for a modification on arms' length terms reasonably satisfactory to Mortgagee (it being acknowledged that Mortgagee will have the sole discretion to approve modifications that reduce the rent, shorten the term or materially increase the landlord's obligations under a lease), or
(v) accept prepayments of any installments of rents to become due under such leases, except prepayments in the nature of security for the performance of the lessees thereunder, or (vi) in any other manner impair the value of the Mortgaged Property or the security of this Mortgage.

             (b) The Mortgagor hereby assigns to Mortgagee as additional security for the loan evidenced by the Note, the rents, issues and profits derived from (i) all leases of the Land or the Improvements now or hereafter entered into by Mortgagor, including all security deposits held by Mortgagor pursuant to such leases, (ii) all other lettings of the Land or the Improvements now or hereafter entered into, and (iii) all occupancy, license and concession agreements in respect of any part of the Land or the Improvements now or hereafter entered into, as further security for the payment of the indebtedness secured by this mortgage, and Mortgagor grants to Mortgagee the right to enter the Improvements for the purpose of collecting the same and to lease the Mortgaged Property, or any part thereof, and to apply said rents, issues and profits on account of said indebtedness. This assignment and grant shall continue in effect until the indebtedness secured by this Mortgage is paid, but Mortgagee hereby waives the right to enter the Improvements for the purposes of collecting said rents, issues and profits and leasing the Improvements, and Mortgagor shall be entitled to collect, receive, use and retain said rents, issues and profits and to lease the Improvements, until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain said rents, issues and profits and to lease the Improvements may be revoked by Mortgagee upon the occurrence of any Event of Default under this Mortgage, by Mortgagee giving written notice of such revocation to Mortgagor; Mortgagor shall not accept prepayments of installments of rent to become due for a period of more than one month in advance.

             16. SUITS WITHOUT FORECLOSURE. The Mortgagee shall have the right from time to time to take action against Mortgagor to recover any sums, whether interest, principal or any installment of either, or any other sums required to be paid under the terms of this Mortgage, as the same become due, without regard to whether or not the indebtedness evidenced by the Note shall be due, and without prejudice to the right of Mortgagee thereafter to bring an action of foreclosure, or any other action, for a default or defaults by Mortgagor existing at the time such earlier action was commenced.

             17. DEPOSITS. In order to protect more fully the security afforded hereby, if requested at any time in writing by

Mortgagee, Mortgagor will pay to Mortgagee monthly, together with, and in addition to the periodic installments of interest and/or principal payable under the Note, until the indebtedness at any time secured by this Mortgage shall have been fully paid, a sum determined by Mortgagee to be required to amortize any installment of insurance premiums (except to the extent payable by tenants), real estate taxes, assessments and water or other charges (except to the extent being paid directly by a tenant who is not in default) within one
(1) month prior to the date such payment or installment is payable without interest or penalty. If Mortgagor has instituted and is diligently prosecuting appropriate administrative or judicial action to contest such taxes and assessments, and in the reasonable opinion of Mortgagee neither the Improvements nor the Land nor any part thereof is in danger of being forfeited or lost by a postponement of payment of such contested charge, then, in lieu of such deposits, Mortgagor may furnish such surety bonds or other assurances as Mortgagee shall reasonably deem sufficient to assure the payment of such taxes, assessments or charges. The amounts so deposited will be held by Mortgagee without interest and provided Mortgagor shall not be in default in the performance of its obligations hereunder, shall be applied to payment of the aforementioned charges ("under protest", if applicable and if Mortgagor shall so request) as they become due and payable, to the extent Mortgagee shall have funds on hand. Upon the occurrence of an Event of Default under this Mortgage, Mortgagee may apply such portion of such deposits as shall be necessary to remedy such Event of Default. In the event of the acceleration of the indebtedness secured by this Mortgage, Mortgagee may apply such amounts in reduction of any indebtedness secured hereby. Notwithstanding the foregoing provisions of this Section 17, Mortgagee shall not be entitled to require deposits under this Section 17 so long as no Event of Default has occurred and is continuing under this Mortgage.

             18. RESTRICTIVE COVENANTS; TRANSFERS OF TITLE. Unless Mortgagee consents thereto in writing in each instance:

                     A. Mortgagor shall not, either voluntarily or by operation of law, permit to exist any interest, lien, charge or encumbrance in or on the Mortgaged Property ranking prior to or on a parity with or subordinate to the lien hereof;

                     B. Mortgagor shall not install, or permit to be installed, in or on the Mortgaged Property any new fixture or equipment in replacement of, substitution for, or addition to, any fixtures or equipment in or on the Mortgaged Property owned by Mortgagor, if such new fixtures or equipment would be subject to a security interest held by any person other than Mortgagee;

                     C. Mortgagor shall not cause or permit any transfer of the Mortgaged Property or any part thereof, whether voluntarily, involuntarily or by operation of law, nor shall

Mortgagor enter into any agreement or transaction to transfer, or accomplish in form or substance a transfer, of the Mortgaged Property unless, in the case of an agreement, it shall be executed and delivered subject to Mortgagee's consent. A "transfer" of the Mortgaged Property includes: (i) the direct or indirect sale, transfer or conveyance of the Mortgaged Property or any portion thereof or interest therein except as provided in clause (iii) below; (ii) the execution of an installment sale contract or similar instrument affecting all or any portion of the Mortgaged Property unless made subject to Mortgagee's consent; (iii) if Mortgagor is a partnership or limited liability company, the transfer (whether in one transaction or a series of transactions) of stock, partnership, limited liability company or other ownership interests in Mortgagor or its constituent entities; (iv) if Mortgagor is a corporation, a transfer (whether accomplished in a single transaction or in a series of related transactions) of stock (or any other mechanism such as the issuance of additional stock, a stock voting agreement, or change in classes of stock but not including, in the case of a corporation which is traded on a recognized securities exchange or over-the-counter market, any transfers of stock via any such exchange or market), which results in a change of direct or indirect control of Mortgagor, and any merger or consolidation of Mortgagor with any other corporation or other entity, or any sale of all or a substantial portion of Mortgagor's business or assets; provided, however, that (i) the transfer of shares of stock in New Valley Corporation ("NVC"), whether by one or more private sales or via a recognized stock exchange or over-the-counter market shall not constitute a prohibited transfer, irrespective of whether such transfers result in a change of more than 49% of the ownership interests of NVC, whether in one transaction or in a series of transactions and (ii) neither a merger or consolidation of NVC with any other corporation or other entity nor a sale by NVC of all or substantially all of its business or assets shall constitute a prohibited transfer so long as Mortgagee receives notice thereof prior to or concurrently therewith; and, provided further, that upon written notice to but without the prior consent of Mortgagee, (i) NVC may transfer the Mortgaged Property to a wholly-owned, single-purpose subsidiary of NVC and (ii) NVC may transfer the Mortgaged Property or direct or indirect interests in the Mortgagor to a person or entity controlling, controlled by or under common control with NVC.

                     D. Mortgagor shall not remove or demolish or, except as permitted in Article 6 hereof, materially alter the design or structural character of any building now or hereafter erected upon the Mortgaged Property or create easements affecting the Mortgaged Property, other than customary utility easements.

             19. EVENTS OF DEFAULT. The whole of the indebtedness secured by this Mortgage shall become immediately due and payable at the option of Mortgagee upon the occurrence of any of the following Events of Default:

             (a) after default for five (5) days after notice from Mortgagee, with respect to (i) any payment of any principal or interest payable pursuant to the terms of the Note, (ii) the payment of the deposits referred to in Article 17 hereof, or (iii) any other sum required to be paid in the Note or this Mortgage when due and payable, provided, however, that no such notice and no grace period shall apply with respect to the payments due on the maturity date of the Note; or

             (b) after default for 10 days after notice from Mortgagee in the payment of any tax, municipal water rate, sewer rent, assessment or insurance premium for which deposits have not been made pursuant to Article 17, subject to Mortgagor's right to contest as provided in Articles 9 or 17; or

             (c) after default for 10 days after notice from Mortgagee either in assigning and delivering the policies insuring the Mortgaged Property against loss by fire and other hazards or in reimbursing Mortgagee for premiums paid on such insurance; or

             (d) after default by Mortgagor for 10 days after request by Mortgagee in furnishing a statement of the type described in section 8 hereof with respect to the indebtedness secured by this Mortgage; or

             (e) upon the commencement of any structural alteration or demolition or removal of any part of the Improvements or the Equipment and failure to restore the Improvements and the Equipment to their original condition within 30 days after notice, provided however, that if such restoration cannot reasonably be accomplished within 30 days, no Event of Default shall be deemed to have occurred if Mortgagor shall begin such restoration within such 30 day period and thereafter diligently prosecute the same to completion; or

             (f) upon the assignment of any of the rents, issues or profits of the Mortgaged Property, or any part thereof, to anyone other than Mortgagee or the holder of a mortgage permitted pursuant to Article 30 without the prior written consent of Mortgagee; or

             (g) if the Improvements or Equipment are not maintained in good condition and repair in accordance with the provisions of this Mortgage and such condition is not remedied within 30 days after notice, provided, however, that if the nature of any required repair is such that it cannot reasonably be accomplished within 30 days, no Event of Default shall be deemed to have occurred if Mortgagor shall begin to repair within such 30-day period and thereafter diligently prosecute the same to completion; or

             (h) after failure to comply with any requirement of an order or notice of violation of law or ordinance issued by any governmental department claiming jurisdiction over the Mortgaged Property or the Land within 15 days after the issuance of such order or notice; provided, however, if the nature of the compliance is such that it cannot reasonably be accomplished within such 15-day period, no Event of Default shall be deemed to have occurred if Mortgagor shall begin to comply within such 15-day period and thereafter diligently prosecute the same to completion; or

             (i) if Mortgagor shall fail to cause the Mortgaged Property to be managed as provided in Article 12(b), or to restore the Mortgaged Property as provided in Article 12(c) and such failure shall continue for 15 days after notice from Mortgagee to Mortgagor; or

             (j) in the event of the removal, demolition or destruction in whole or in part, or as a result of the exercise of the power of eminent domain, of any of the Improvements or Equipment, unless, within 30 days after notice and demand by Mortgagee, the same are promptly replaced by similar articles at least equal in quality and condition to those replaced, free from security interests or encumbrances thereof, including reservation of title thereto; or

             (k) except as expressly permitted in Article 15(a) hereof, if an Existing Lease is further amended, modified or terminated without the prior written consent of Mortgagee in each instance; or

             (l) except as expressly permitted by this Mortgage, in the event of a lease, sale, assignment or other transfer of the Mortgaged Property or a part thereof or interest therein without the prior written consent of Mortgagee in its sole discretion; or

             (m) if any material representation made to Mortgagee in writing by or on behalf of Mortgagor shall be false or incorrect in any material respect on the date as of which it was made; or

             (n)     except to the extent, if any, expressly permitted in
Article 18 hereof, if Mortgagor further mortgages, pledges or otherwise encumbers the Mortgaged Property or any part thereof or any interest therein, without the consent of Mortgagee in its sole discretion; or

             (o) if Mortgagor fails for a period of 30 days after notice to keep, observe and perform any of the other covenants, restrictive covenants, warranties, conditions or agreements contained in this Mortgage or the Note, any other Loan Document or any other agreement executed at any time by Mortgagor for the benefit of Mortgagee as additional security for the Note; provided, however, if the nature of such failure of compliance is such that it cannot reasonably be cured within such 30-day period, no Event of Default shall be deemed to have occurred if Mortgagor shall begin to comply within such 30-day period and thereafter diligently prosecute the same to completion; or

             (p) if the holder of any permitted subordinate mortgage or lien accelerates the maturity of the indebtedness secured thereby or commences foreclosure proceedings; or

             (q) should an action be instituted for the foreclosure of any lien affecting the Mortgaged Property or any part thereof and such action shall not be discharged or bonded within thirty (30) days after notice from Mortgagee to Mortgagor; or

             (r) if Mortgagor shall (i) apply for or consent to the appointment of a custodian, receiver, trustee or liquidator of Mortgagor or of all or a substantial part of Mortgagor's assets; or (ii) be adjudicated a bankrupt or insolvent or shall file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they become due or fail to pay debts generally as they become due; or (iii) make a general assignment for the benefit of creditors; or (iv) file a petition or answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law; or
(v) file an answer admitting the material allegations of, or consenting to, or default in answering, a petition filed against Mortgagor in any bankruptcy, reorganization or insolvency proceeding; or (vi) in any action instituted by someone other than Mortgagor, an order, judgment or decree shall be entered approving a petition seeking reorganization of Mortgagor, or of all or substantially all of Mortgagor's assets and such order, judgment or decree shall continue unstayed for a period of forty-five (45) days; or

             (s) if, (i) by order of a court of competent jurisdiction, a receiver, liquidator or trustee of Mortgagor or the Mortgaged Property shall be appointed and shall not have been discharged within forty-five (45) days, or
(ii) if a petition in bankruptcy, insolvency proceeding or petition for reorganization shall have been filed against Mortgagor and same is not withdrawn, dismissed, cancelled or terminated within forty-five (45) days, or
(iii) if Mortgagor is adjudicated bankrupt or insolvent or a petition for reorganization is granted (without regard for any grace period provided for herein), or (iv) if there is an attachment or sequestration of any of the property of Mortgagor which materially adversely affects Mortgagor's financial condition or which attaches to or affects the Mortgaged Property and same is not discharged or bonded within ten days; or

             (t) if final judgment shall be rendered against Mortgagor for the payment of $1,000,000 or more or which otherwise materially adversely affects Mortgagor's financial condition or which attaches to or affects the Mortgaged Property and Mortgagor shall not discharge the same or cause it to be discharged within forty-five (45) days from the entry thereof, or shall not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, and secured a stay of execution pending such appeal or posted an appeal bond reasonably acceptable to Mortgagee.

             20. REMEDIES UPON DEFAULT. Upon the occurrence and during the continuance of any Event of Default hereunder, Mortgagee may take such action, without notice or demand except as otherwise provided in this Mortgage, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

             (a) declare the entire unpaid indebtedness secured hereby to be immediately due and payable; or

             (b) enter into or upon the Mortgaged Property, either personally or by its agents, nominees or attorneys, and dispossess Mortgagor and its agents and servants therefrom, and thereupon Mortgagee may (i) use, operate, manage, control, insure, maintain, restore and otherwise deal with all and every part of the Mortgaged Property and conduct the business thereat; (ii) complete any construction on the Mortgaged Property in such manner and form as Mortgagee deems advisable; (iii) make alterations, additions, renewals, replacements and improvements to or on the Improvements or the Equipment; (iv) exercise all rights and powers of Mortgagor with respect to the Mortgaged Property, either in the name of Mortgagor or otherwise, including, without limitation, the right to make, cancel, enforce or modify leases, obtain and evict tenants, and demand, sue for, collect and receive all earnings, revenues, rents, issues, profits and other income of the Mortgaged Property and every part thereof; and (v) apply the receipts from the Mortgaged Property to the payment of the indebtedness secured hereby, after deducting therefrom, all expenses incurred in connection with the aforesaid operations and all amounts necessary to pay the taxes, assessments, insurance and other charges in connection with the Mortgaged Property, as well as just and reasonable compensation for the services of Mortgagee, its counsel, agents and employees; or

             (c) institute proceedings for the complete foreclosure of this Mortgage in which case the Mortgaged Property may be sold in one parcel; or

             (d) with or without entry, to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of this Mortgage for the portion of the indebtedness then due and payable, subject to the continuing lien of this Mortgage for the balance of the indebtedness not then due; or

             (e) sell the Mortgage Property or any part thereof and all estate, claim, demand, right, title and interest of Mortgagor therein and right of redemption thereof, pursuant to power of sale or otherwise, at one or more sales, as an entity or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law, and in the event of a sale, by foreclosure or otherwise, of less than all of the Mortgaged Property, this Mortgage shall continue as a lien on the remaining portion of the Mortgaged Property; or

             (f) subject to the provisions of Section 37 hereof, recover judgment on the Note either before, during or after any proceedings for the enforcement of this Mortgage; or

             (g) apply for the appointment of a trustee, receiver, liquidator or conservator of the Mortgaged Property, without regard for the adequacy of the security for the indebtedness and without regard for the solvency of Mortgagor or any other person, firm or other entity liable for the payment of the indebtedness, to which appointment Mortgagor hereby consents; or

             (h) pursue such other remedies as Mortgagee may have under applicable law. Upon the sale of the Mortgaged Property or any part thereof under the power of sale herein granted, or as a result of judicial proceedings or a judgment or decree of foreclosure, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof, and credit against the indebtedness secured hereby, the net sales price thereof after deducting therefrom all expenses of the sale and the proceedings in connection therewith and all other items which Mortgagee is authorized to deduct under this Mortgage, the Note and applicable law. The Mortgagee and any receiver of the Mortgaged Property or any part thereof shall be liable to account for only those rents, issues and profits actually received by it.

             (i) Without limiting the generality of clause (g) above, upon or at any time after the filing of a complaint to foreclose this Mortgage, the court in which such complaint is filed shall, upon application of Mortgagee, appoint a receiver of the Mortgaged Property. In addition, Mortgagee also shall be entitled to the appointment of a receiver upon or at any time of foreclosing this Mortgage pursuant to the Power of Sale contained herein. Such appointment may be made either before or after sale, without notice, without regard to the solvency or insolvency of Mortgagor at the time of application for such receiver and without regard to the then value of the Mortgaged Property or whether the same shall be then occupied as a homestead or not and Mortgagee or any holder of the Note may be appointed as such receiver. Such receiver shall have power to collect the rents, issues and profits of the Mortgaged Property during the pendency of such foreclosure suit, during the pendency of a foreclosure by advertisement and during any statutory period of redemption, if any, whether there be redemption or not, as well as during any further times when Mortgagor, except for the intervention of such receiver, might be entitled to collect such rents, issues and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. The court from time to time shall authorize the receiver to apply the net income in his hands in payment in whole or in part of: (i) the indebtedness secured hereby, or by any decree foreclosing this Mortgage, or any tax, special assessment or other lien which may be or become superior to the lien hereof or of such decree, provided such application is made prior to foreclosure sale; and (ii) the deficiency in case of a sale and deficiency.

             In the event of any Event of Default hereunder, it is agreed that the then owner of the Mortgaged Property, if it is the occupant of the Mortgaged Property or any part thereof, shall immediately surrender possession of the Mortgaged Property so occupied to Mortgagee, and if such occupant is permitted to remain in possession, the possession shall be as tenant of Mortgagee and such occupant shall, on demand, pay monthly in advance to Mortgagee a reasonable rental for the space so occupied and in default thereof, such occupant may be dispossessed by the usual summary proceedings. The covenants herein contained may be enforced by any receiver of the Mortgaged Property or any part thereof.

             21. REMEDIES CUMULATIVE; NO WAIVERS, ETC. (a) The rights and remedies of Mortgagee hereunder shall be cumulative and not exclusive one of the other and shall be in addition to every other right and remedy now and hereafter provided by law or equity. No delay or omission by Mortgagee in exercising a right or remedy shall exhaust or impair the same or any other remedy or constitute a waiver or acquiescence in the default or in any other default. Any failure by Mortgagee to insist upon the strict performance of any of the terms and provisions of this mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance of any and all of the terms and provisions of this Mortgage; neither Mortgagor nor any other person now or hereafter obligated for the payment of the whole or any part of the sums now or hereafter secured by this Mortgage, including, but not limited to, any guarantor, shall be relieved of such obligation by reason of the failure of Mortgagee to comply with any request of Mortgagor or of any other person so obligated, to take action to foreclose this Mortgage or otherwise enforce any of the provisions of this Mortgage or of any obligations secured hereby, or by reason of the release, regardless of consideration, of the whole or any part of the security held for the indebtedness secured by this Mortgage, or by reason of any agreement or stipulation between any subsequent owner or owners of the Mortgaged Property and Mortgagee extending the time of payment or modifying the terms of the Note or this Mortgage without first having obtained the consent of Mortgagor or such other person and, in the last-mentioned event, Mortgagor and all such other persons shall continue to be liable to make such payments according to the terms of any such agreement of extension or modification unless expressly released and discharged in writing by Mortgagee; Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the indebtedness secured by this Mortgage without, as to the remainder of the security, in any way impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien; the holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any lease affecting the Mortgaged Property or the Improvements whether or not such lease be subordinate to this Mortgage; and Mortgagee may resort for the payment of the indebtedness secured by this Mortgage to any other security therefor held by Mortgagee in such order and manner as Mortgagee may elect.

             (b) Mortgagor hereby waives all benefits of any present or future statute of limitations or moratorium law or any other present and future law, regulation or judicial decision which (i) exempts any of the Mortgaged Property, or any part of the proceeds arising from any sale thereof from attachment, levy or sale under execution, (ii) provides for any stay of execution, marshalling of assets, exemption from civil process, redemption, extension of time for payment or valuation or appraisement of any of the Mortgaged Property, (iii) requires Payee to institute proceedings in mortgage foreclosure against the Mortgaged Property before any other remedy afforded Mortgagee under the Note, this Mortgage or the other Loan Documents in the event of default, or (iv) conflicts with any provision of any Loan Document.

             22. REVENUE STAMPS. If at any time the United States of America or the State of New Jersey shall require internal revenue or other stamps to be affixed to the Note or this Mortgage, Mortgagor will pay for the same, together with any interest or penalties imposed in connection therewith.

             23. PERFORMANCE BY MORTGAGEE. If Mortgagor shall at any time fail to make any payment or perform any act under the Leases or under this Mortgage required to be made or performed by it at the time such payment or performance is required (without regard to any grace periods or any required notice) then Mortgagee, without waiving or releasing Mortgagor from any obligation or default under the instrument requiring such payment or performance, may at any time (but shall be under no obligation

to) upon prior written notice to Mortgagor (except after an Event of Default or in an emergency) make such payment or perform such act for the account and at the expense of Mortgagor. All sums so paid by Mortgagee and all costs and expenses incurred by Mortgagee in connection with the performance of any such act shall be paid by Mortgagor to Mortgagee upon demand with interest at the Default Rate from the date of the payment thereof, and the same shall be deemed to be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage.

             24. FINANCIAL REPORTS. The Mortgagor shall furnish to Mortgagee within sixty (60) days after the close of each June 30 and December 31, financial statements of the operations of the Mortgaged Property for such semi-annual period, subject to any adjustments which may be set forth in the financial statements delivered pursuant to the next succeeding clause, and (ii) within one hundred and eighty (180) days after the close of each calendar year, financial statements of the operations of the Mortgaged Property for such year which shall be accompanied by the opinion of an independent certified public accountant to the effect that such statements fairly reflect the results of operations for such period. Each financial statement delivered pursuant to this
Article 24 shall be prepared in accordance with income tax accounting principles. So long as Mortgagor is a public company, it will provide Mortgagee copies of its annual report delivered to its shareholders and the quarterly financial reports filed with the Securities and Exchange Commission.

             The Mortgagor shall at all times keep and maintain full and correct records and books of account of the operations of the Mortgaged Property in accordance with sound accounting practices and shall accurately record and preserve for a period of two years the records of all of its operations in the Mortgaged Property. The Mortgagor, upon request of Mortgagee, shall from time to time furnish or cause to be furnished to Mortgagee, within fifteen (15) days from the date of the request, a written statement setting forth the names of all tenants, the terms of their respective tenancies and agreements, the spaces occupied and the rental and any security paid by each tenant. Upon written request by Mortgagee, Mortgagor shall from time to time make available for inspection by Mortgagee or its designee during reasonable business hours the said records and books of account and the leases covering the various portions of the Mortgaged Property.

             25. SECURITY AGREEMENT. It is the intention of the parties hereto that this instrument shall constitute a Security Agreement within the meaning of the Uniform Commercial Code with respect to the Equipment, and that a security interest shall attach thereto for the benefit of Mortgagee to secure the sums secured by this Mortgage and all other sums and charges which may become due hereunder. This Mortgage shall also constitute a "fixture filing" for purposes of Article 9 of the Uniform Commercial Code. The Mortgagor hereby authorizes Mortgagee to file financing and continuation statements with respect to the Equipment in which Mortgagor has a mortgageable interest, without the signature of Mortgagor whenever lawful and, upon request, Mortgagor shall promptly execute financing and continuation statements in form satisfactory to Mortgagee to further evidence and secure Mortgagee's interest in the Equipment, and shall pay all filing fees in connection therewith. In the event of default under this Mortgage, Mortgagee, pursuant to Section 9-501(4) of the Uniform Commercial Code, as said Section is currently constituted or may be hereafter amended, shall have the option of proceeding as to both real and personal property in accordance with its rights and remedies in respect of the real property, in which event the default provisions of the Uniform Commercial Code shall not apply. The parties agree that in the event Mortgagee elects to proceed with respect to the Equipment separately from the real property, thirty
(30) days' notice of the sale of the Equipment shall be reasonable notice. The Mortgagor agrees that, without the written consent of Mortgagee, Mortgagor will not remove or permit to be removed from the Improvements any of the Equipment unless the same are promptly replaced with Equipment of a quality and utility equal or superior to that which is replaced. All such replacements, renewals and additions shall become and be immediately subject to the security interest therein of Mortgagee and be covered by this instrument. The Mortgagor represents and warrants that all Equipment now is, and that all replacements thereof, substitutions therefor or additions thereto will be, free and clear of all liens, encumbrances or security interests of others, except as may be permitted by Article 2 hereof.

             26. INCORPORATION OF THE NOTE BY REFERENCE. This Mortgage is made pursuant to the Note, and all of the terms, covenants, conditions, provisions and agreements of the Note (except those which by their terms are inapplicable) are incorporated herein by reference.

             27. NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be prior (unless otherwise expressly provided) and in writing and shall be deemed to have been duly given or made, unless otherwise expressly provided herein, three days after deposited in the mail, by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows or to such address or other address as may be hereafter designated by like notice by the respective parties hereto and any future holders of the Note:

Mortgagor:   New Valley Corporation
             100 S.E. Second Street, 32nd Floor
             Miami, Florida  33131
             with a copy to:

             Dreyer and Traub LLP
             101 Park Avenue
             New York, New York  10178
             Attention:  Howard A. Kalka, Esq.

Mortgagee:   Bellemead Development Corporation
             280 Corporate Center
             4 Becker Farm Road
             Roseland, New Jersey 07068-3790
             Attention:  General Counsel

Any notice, request or demand may be sent by hand addressed as set forth above and shall be deemed properly given only when received by the person to whom it is sent.

             28. NO ORAL MODIFICATION. This Mortgage may not be changed or terminated orally.

             29. PARTIAL INVALIDITY. In the event any one or more of the provisions of this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each provision shall be construed as if such invalid, illegal or unenforceable provisions had never been included.

             30. SUBORDINATE FINANCING. The Mortgagor shall not, without the prior written consent of Mortgagee being first obtained, which may be given or withheld in its sole and absolute discretion, obtain subordinate financing, execute or deliver any pledge, security agreement, or mortgage covering all or any portion of the Mortgaged Property.

             31. DUE ON SALE. The Mortgagor acknowledges that the continuous ownership of the Mortgaged Property by Mortgagor is of a material nature to the transactions and the making of the loan evidenced by the Note and secured by this Mortgage. Therefore, Mortgagor agrees that, except as expressly permitted in this Mortgage, in the event of any transfer of all of the Mortgaged Property or any part thereof, however evidenced or occasioned, other than by leases to space tenants in the ordinary course of business of Mortgagor or customary utility easements, then, at the option of Mortgagee, the entire unpaid principal balance under the Note together with accrued interest and any prepayment premium applicable thereto shall immediately become due and payable.

             32.     ENVIRONMENTAL COVENANTS.

             (a) For purposes of this Section 32, "APPLICABLE ENVIRONMENTAL LAWS" shall mean any and all existing or future federal, state and local statutes, ordinances, regulations, rules, executive orders, standards and requirements, including the requirements imposed by common law, concerning or relating to industrial hygiene and the protection of health and the environment including, without limitation: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"); (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6901 et seq. ("RCRA"); (iii) the Clean Air Act, as amended, 42 U.S.C. 7901 et seq.; (iv) the Clean Water Act, as amended, 33 U.S.C. 1251 et seq.; and (v) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq. Any terms mentioned in this Section 31 which are defined in any Applicable Environmental Law shall have the meanings ascribed to such terms in said laws; provided, however, that if any of such laws are amended so as to broaden any term defined therein, such broader meaning shall apply subsequent to the effective date of such amendment.

             (b) Mortgagor represents, warrants, covenants and agrees as follows:

                     (i) To the best of its knowledge, without independent inquiry, neither Mortgagor nor the Mortgaged Property or any occupant thereof are in violation of or subject to any existing, pending or threatened investigation or inquiry by any governmental authority pertaining to any Applicable Environmental Law with respect to the Mortgaged Property. Mortgagor shall not cause or permit the Mortgaged Property to be in violation of, or do anything which would subject the Mortgaged Property to any remedial obligations under any Applicable Environmental Law, and shall promptly notify Mortgagee in writing of any existing, pending or threatened (in writing) investigation or inquiry by any governmental authority in connection with any Applicable Environmental Law. In addition, Mortgagor shall provide Mortgagee with copies of any and all material written communications with any governmental authority in connection with any Applicable Environmental Law, concurrently with Mortgagor's giving or receiving of same.

                     (ii) To the best of its knowledge, without independent inquiry, there are no underground storage tanks, radon, asbestos materials, polychlorinated biphenyls or urea formaldehyde insulation present at or installed in the Mortgaged Property. Mortgagor covenants and agrees that if any such materials are found to have been introduced to the Mortgaged Property from and after the date hereof, Mortgagor shall remove or remediate the same promptly upon discovery at its sole cost and expense.

             (iii) Mortgagor has not received any notice of violation, request for information, summons, citation, directive or other communication, written or oral, from the New Jersey Department of Environmental Protection or the United States

Environmental Protection Agency concerning any intentional or unintentional act or omission on Mortgagor's or any occupant's part resulting in a spill, discharge, leak, disposal or emission (collectively, a "RELEASE") of hazardous, toxic and/or radioactive matter and/or waste, including without limitation asbestos (collectively, "HAZARDOUS SUBSTANCES") into the waters or onto the lands within the jurisdiction of the State of New Jersey or into the waters outside the jurisdiction of the State of New Jersey.

                     (iv) The Mortgaged Property has not been and is not now being used as a Major Facility, and Mortgagor shall not use any such property as a Major Facility in the future without the prior written consent of Mortgagee.

                     (v) Mortgagor has operated shall continue to operate, and shall, to the extent permitted under the leases and at law, cause its tenants to operate the Mortgaged Property in compliance with all Applicable Environmental Laws. Mortgagor shall not permit any Hazardous Substances, excepting small quantities of petroleum and chemical products, in proper storage containers, as are necessary for the construction or operation of the commercial business of Mortgagor and its tenants, and the usual waste products therefrom ("PERMITTED SUBSTANCES") to be placed in or used in connection with the Mortgaged Property.

             (c) Mortgagee shall have the right to conduct or have conducted by its agents or contractors such environmental inspections, audits and tests as Mortgagee shall deem necessary or advisable from time to time at the sole cost and expense of Mortgagor, PROVIDED, HOWEVER, that Mortgagor shall not be obligated to bear the expense of such environmental inspections, audits and tests so long as (i) no Event of Default exists, and (ii) Mortgagee has no cause to believe in its sole reasonable judgment that there has been a Release after the date hereof or threatened Release of Hazardous Substances at the Mortgaged Property or that Mortgagor or the Mortgaged Property has violated any Applicable Environmental Laws after the date hereof. The cost of such inspections, audits and tests, if chargeable to Mortgagor as aforesaid, shall be added to the indebtedness of Mortgagor to Mortgagee and shall be secured by this Mortgage. Mortgagor shall, and to the extent permitted under the leases and at law shall cause each tenant of the Mortgaged Property to, cooperate with such inspection efforts; such cooperation shall include, without limitation, supplying all information requested concerning the operations conducted and Hazardous Substances located at the Mortgaged Property. In the event that Mortgagor fails to comply with any Applicable Environmental Laws, Mortgagee may, in addition to any of its other remedies under this Mortgage, cause the Mortgaged Property to be in compliance with such laws and the cost of such compliance shall be added to the sums secured by this Mortgage.

             (d) Mortgagor agrees to indemnify, defend and hold Mortgagee harmless for all claims, demands, liabilities, losses, damages, judgments, penalties, costs and expenses imposed upon asserted against or incurred or paid by Mortgagee by reason of, on account of or in connection with, after the date of its Mortgage the presence of, use, generation, manufacture, storage, treatment, disposal, or Release of Hazardous Substances, from or to the Mortgaged Property, after the date of this Mortgage. The provisions of this section shall survive the termination of this Mortgage and the repayment of the Note.

             33. DISCHARGE OF MORTGAGE. If and when the Note shall have become due and payable in full (whether by lapse of time or by acceleration or by the exercise of the privilege of prepayment), Mortgagor shall well and truly pay or cause to be paid the full amount thereof and all other sums payable thereunder and hereunder, and if Mortgagor shall pay or cause to be paid such sums, then upon the request and at the expense of Mortgagor, Mortgagee shall satisfy and cancel the same as a lien on the Mortgaged Property and the Land and shall execute and deliver such deeds or other instruments as shall be reasonably requested by Mortgagor to satisfy and discharge the lien hereof or an assignment of the Mortgage, without recourse, at Mortgagor's sole expense.

             34. SUCCESSORS AND ASSIGNS. (a) This Mortgage shall be binding upon and inure to the benefit of Mortgagor and Mortgagee and their respective successors and assigns, except that Mortgagor may not assign its rights hereunder or any interest herein without the prior written consent of Mortgagee. Mortgagee shall have the right, without notice to or consent by Mortgagor or any other Person, to assign to one or more assignees all or any part of, or may grant participations to one or more third parties in or to all or any part of, this Mortgage and the Loan Documents, and to the extent of any such assignment or participation (unless and to the extent otherwise stated therein) the assignee or participant of such assignment or participation shall have the same rights and benefits hereunder and under the Loan Documents as it would have if it were Mortgagee hereunder. Mortgagee may, in connection with any such assignment or participation or proposed assignment or participation, disclose any non-public information relating to Mortgagor and its Affiliates furnished by or on behalf of Mortgagor or any of its Affiliates to Mortgagee. Subject to the foregoing provisions of this Section 34, all covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns and no other person shall have standing to require compliance with such covenants or shall, under any circumstances, be deemed to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time its sole discretion it deems it advisable to do so, but all such covenants of Mortgagor shall run with the land and bind Mortgagor and its respective successors and assigns and all subsequent owners, encumbrances and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word "Mortgagor" shall be construed as if it read "Mortgagors" whenever the sense of this Mortgage so requires and shall include all successors and assigns of Mortgagor. The word "Mortgagee" shall be construed to mean Mortgagee named herein or any subsequent holder or holders of the Note.

             (b) In the event that Mortgagee shall collaterally assign this Mortgage and the other Loan Documents, Mortgagor, at the request of Mortgagee's assignee, shall cause both Mortgagee and such assignee to be named as a mortgagee on Mortgagor's insurance policies as contemplated by Section 4(b) above and shall execute such additional documents as Mortgagee and/or such assignee shall reasonably request from time to time for the purpose of carrying out or facilitating the assignment of the Loan Documents to such assignee.

             35. NO UNLAWFUL INTEREST. Nothing in this Mortgage, the Note or in any other agreement between Mortgagor and Mortgagee shall require Mortgagor to pay, or Mortgagee to accept, interest in an amount which would violate applicable law. In the event that the payment of any interest due hereunder or under the Note or any such other agreement would violate applicable law, then ipso facto the obligation of Mortgagor to make such payment shall be reduced to the highest rate authorized under applicable law.

             36. GOVERNING LAW. The Note and this Mortgage and all matters relating or pertaining to this Mortgage shall be governed, construed and enforced by and under the laws of the State of New Jersey.

             37. EXCULPATION PROVISIONS. (a) Notwithstanding anything to the contrary contained herein, Mortgagee agrees that except as expressly provided in subparagraph (b) below Mortgagor shall have no personal liability for any amount due under the Note or this Mortgage, and Mortgagee agrees not to seek any deficiency judgment against Mortgagor for any amount due hereunder or under the Note in any action to foreclose this Mortgage, and agrees that any judgment obtained in any action commenced to collect the indebtedness evidenced by the Note secured by this Mortgage will be enforced only against (i) the Mortgaged Property, (ii) the rents, issues and profits from the Mortgaged Property, (iii) any funds held by Mortgagee pursuant to the terms of the Note or this Mortgage, (iv) insurance and condemnation awards and proceeds, and (v) security deposits, if any. Nothing in this paragraph shall (A) be deemed to be a release or impairment of the indebtedness evidenced by the Note or of the security interest herein granted, or the lien of this Mortgage upon the Mortgaged Property, or (B) preclude Mortgagee from naming Mortgagor in any proceeding to foreclose this Mortgage in the case of any Event of Default, or from enforcing any of its rights and remedies in law or equity, except as stated in this paragraph, (C) impair the right of Mortgagee to obtain the appointment of a receiver or (D) prejudice the right of Mortgagee as against any other entity or person now or hereafter liable for the payment of the indebtedness or other agreement for the compliance with any of the terms, covenants or conditions of the Note and this Mortgage or (E) affect any other indebtedness now or hereafter owing by Mortgagor to Mortgagee, or (F) limit Mortgagee's rights under any separate indemnity, guaranty or other agreement now or hereafter delivered to Mortgagee in connection with the indebtedness evidenced by the Note or otherwise.

             (b) Notwithstanding any of the foregoing, nothing in this Mortgage shall be deemed to prejudice the rights of Mortgagee to recover damages against Mortgagor and/or any other person for any misappropriation of rents (but Mortgagee's recourse with respect to such misappropriation shall be limited to the one month period prior to the delivery of a notice of default), security deposits, insurance proceeds or condemnation awards; rents received more than one month in advance; failure by Mortgagor to deliver to Mortgagee on demand all rents and security deposits with respect to the Mortgaged Property from and after the occurrences of an Event of Default; failure to pay Impositions to the extent such failure would constitute waste (but Mortgagee's recourse with respect to such Impositions shall be limited to the one month period prior to the delivery of a notice of default); or material misrepresentation by Mortgagor in the Purchase and Sale Agreement dated of even date herewith between Mortgagee and Bellemead of Michigan, Inc. as sellers, and Mortgagor, as purchaser.

             38. EXISTING LEASES. So long as the Existing Leases, as modified from time to time with the prior written consent of Mortgagee in each instance, shall remain in full force and effect

             (i) To the extent that an Existing Lease contains a covenant on the part of the tenant thereunder to perform an obligation substantially similar to (but not necessarily identical to) an obligation to be performed by Mortgagor under this Mortgage, Mortgagee shall accept performance by such tenant of such obligation under the such Existing Lease as compliance by Mortgagor with the substantially similar obligation of Mortgagor under this Mortgage to the extent relating to such tenant's space. By way of illustration and not of limitation, "substantially similar" obligations under such Existing Lease shall include the maintaining of hazard and liability insurance policies and the payment of premiums therefor,

             (ii) To the extent that an Existing Lease shall grant to the tenant thereunder certain rights or privileges that are not granted to Mortgagor under this Mortgage, the exercise of such rights or privileges by the tenant under such Existing Lease shall not be deemed to constitute a default by Mortgagor hereunder, and

             (iii) In the event that this Mortgage imposes stricter obligations upon Mortgagor than an Existing Lease imposes upon the tenant thereunder with respect to substantially similar matters, then compliance by the tenant under such Existing Lease with such obligations thereunder shall be deemed to constitute compliance with the corresponding provisions of this Mortgage, provided, however, that notwithstanding anything to the contrary contained in this section or elsewhere in this Mortgage or any other Loan Document, no performance or failure to perform by the tenant under such Existing Lease and no provision in such Existing Lease or in any modification or amendment thereof, whether or not consented to by Mortgagee shall excuse Mortgagor from
(A) its obligation to pay amounts due and payable under the Note as and when required under the terms of the Note, (B) its obligation to comply with legal requirements which if not complied with would subject Mortgagee to any potential criminal liability, or (C) the performance of obligations which can be performed by Mortgagor without disturbing the possession of the tenant under the Existing Lease.

             MORTGAGOR ACKNOWLEDGES THAT IT HAS RECEIVED FROM MORTGAGEE WITHOUT CHARGE A TRUE COPY OF THIS INSTRUMENT STAMPED "COPY" AND ON WHICH SUCH "COPY" IS A CERTIFICATION BY THE MORTGAGEE THAT SUCH INSTRUMENT IS A TRUE COPY OF THIS MORTGAGE.

             IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be signed as of the date and year above written.

                                        NEW VALLEY CORPORATION,
                                        A NEW YORK CORPORATION

/s/ Debbie Kurtzberg
------------------------
Debbie Kurtzberg

/s/ Charles Saperstein                  By: /s/ Richard J. Lampen
------------------------                    ---------------------
Charles Saperstein                      Name:   Richard J. Lampen
                                        Title:  Executive Vice President

STATE OF NEW YORK )
                  )    SS:
COUNTY OF NEW YORK)

             On this 10th day of January, 1996, before me personally came Richard J. Lampen, who, being by me duly sworn, did depose and say that he resides at 350 Costa Brava Court, Coral Gables, Florida 33143, that he is an Executive Vice President of NEW VALLEY CORPORATION, the corporation described in and which executed the foregoing instrument and that he signed his name thereto by order of the Board of Directors of said corporation as the act and deed of said corporation for the uses and purposes mentioned therein.


                                         /s/ Alyssa J. Zimmerman
                                         ---------------------------
                                         Notary Public